Exhibit 11
Coopers & Lybrand


                       Consent of Independent Accountants


To the Trustees of Scudder Funds Trust:



We consent to the incorporation by reference in Post-Effective Amendment No. 23 to the Registration Statement of Scudder Funds Trust on Form N-1A, of our reports dated February 14, 1997 on our audit of the financial statements and financial highlights of Scudder Short Term Bond Fund and Scudder Zero Coupon 2000 Fund, which reports are included in the Annual Report to Shareholders for the period ended December 31, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.



We also consent to the reference to our Firm under the caption, "Experts."





                                                   /s/Coopers & Lybrand L.L.P.
                                                   ---------------------------
Boston, Massachusetts                                 Coopers & Lybrand L.L.P.
April 25, 1997
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